Exhibit (a)(1)(iii)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TERNS PHARMACEUTICALS, INC.

at

$53.00 Net per Share of Common Stock

Pursuant to the Offer to Purchase Dated April 7, 2026

by

THAILAND MERGER SUB, INC.

a wholly owned subsidiary of

MERCK SHARP & DOHME LLC

a wholly owned subsidiary of

MERCK & CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MAY 4, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 7, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Thailand Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Terns Pharmaceuticals, Inc., a Delaware corporation (“Terns”), at a purchase price of $53.00 per Share (the “Offer Price”) in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 7, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for the information of your clients only, together with the included IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.

3.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	Terns’ Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 dated April 7, 2026.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MAY 4, 2026, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED AS PERMITTED BY THE MERGER AGREEMENT (AS DEFINED BELOW) (AS SUCH TIME MAY BE EXTENDED IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “EXPIRATION TIME”).

Please also note that Purchaser is not providing for guaranteed delivery procedures. Therefore, Terns stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depositary, which is earlier than the Expiration Time.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 24, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among Terns, Parent and Purchaser. The Merger Agreement provides, among other things, that Purchaser will be merged with and into Terns (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), without a vote of the stockholders of Terns in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), as soon as practicable (but in no event later than the first business day) following the acceptance for payment of the Shares validly tendered and not validly withdrawn (the “Offer Acceptance Time”), except if the conditions set forth in the Merger Agreement are not satisfied or waived as of such date, in which case the Merger shall occur on the first business day following the Offer Acceptance Time on which the conditions set forth in the Merger Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the time of the Merger, but subject to the satisfaction or waiver of such conditions), unless Parent and Terns agree to another date prior to the Offer Acceptance Time. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of Terns, at a meeting duly called and held, has unanimously (i) determined that it is fair to and in the best interests of Terns and its stockholders for Terns to enter into the Merger Agreement and any related agreements contemplated thereby (“Related Agreements”) to perform its obligations thereunder and to consummate the Transactions, including the Offer and the Merger, (ii) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, (iii) authorized and approved the execution, delivery and performance by Terns of the Merger Agreement and any Related Agreements and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger be effected under Section 251(h) of the DGCL as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (v) recommended that the stockholders of Terns accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including, among other things, there having been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) owned by Parent and its affiliates (but excluding Shares that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), would represent one more Share than 50% of the total number of Shares issued and outstanding as of immediately following the consummation of the Offer. These conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Terns will pay all stock transfer taxes applicable to Purchaser’s purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, the Depositary must receive an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, at one of the Depositary’s addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Time, Shares should be tendered by book-entry transfer and the Depositary must receive timely confirmation of the book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.